Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

AMALGAMATED FINANCIAL CORP.

A PUBLIC BENEFIT CORPORATION

ARTICLE I

NAME

The name of the corporation is Amalgamated Financial Corp. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office and the name and address of the registered agent for service of process required by the Delaware General Corporation Law (the “DGCL”) to be maintained are as follows:

The Corporation Trust Company

1209 Orange St.

Wilmington, New Castle County, Delaware 19801

ARTICLE III

PURPOSES AND POWERS

The Corporation shall be a public benefit corporation as contemplated by subchapter XV of the DGCL or any successor provisions, that it is intended to operate in a responsible and sustainable manner and to produce a public benefit or benefits, and is to be managed in a manner that balances the stockholders pecuniary interests, the best interests of those materially affected by the corporation’s conduct, and the public benefit or benefits identified in this certificate of incorporation. If the DGCL is amended to alter or further define the management and operation of public benefit corporations, then the Corporation shall be managed and operated in accordance with the DGCL, as so amended.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL, and such purpose shall include creating a material positive impact on society and the environment, taken as a whole, from the business and operations of the Corporation. The Corporation shall be authorized to exercise and enjoy all powers, rights and privileges which corporations organized under the DGCL may have under the laws of the State of Delaware as in effect from time to time.

ARTICLE IV

CAPITAL STOCK

4.01 Designation and Amount. The aggregate number of shares which the Corporation shall have authority to issue is 71,000,000, consisting of (i) 70,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”); and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). The aggregate number of shares which the Corporation shall have authority to issue pursuant to this Section 4.01 (as well as the allocation between Common Stock and Preferred Stock) may be amended, altered, changed, increased, or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock.

4.02 Common Stock.

(a) Rights of the Common Stock. Subject to the rights of any shares of Preferred Stock as set forth in a Certificate of Designations (as defined below), the board of directors of the Corporation (the “Board”) may declare and pay dividends on the Common Stock out of the funds legally available therefor at such times and in such amounts as the Board may determine in its sole discretion. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation and subject to the rights of any shares of Preferred Stock as set forth in a Certificate of Designations, the remaining assets of the Corporation shall be distributed ratably among the holders of the Common Stock in proportion to the number of shares held by each such holder.

(b) Voting. Except as otherwise provided by applicable law, this Certificate of Incorporation (this “Certificate”), or any Certificate of Designations, all of the voting power of the Corporation shall be vested in the holders of Common Stock, and each holder of Common Stock shall have one vote for each share of Common Stock held by such holder on all matters to be voted upon by the stockholders.

(c) No Preemptive Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

4.03 Preferred Stock. The Board is expressly authorized to provide by resolution for the issuance from time to time and at any time shares of Preferred Stock in one or more series by filing a certificate (each, a “Certificate of Designations”) pursuant to the DGCL setting forth such resolution, to establish by resolution from time to time the number of shares to be included in each such series, and to fix by resolution the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(a) the designation of the series, which may be by distinguishing number, letter or title;

(b) the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Certificate of Designations) increase or decrease (but not below the number of shares thereof then outstanding), subject to the provisions of Section 4.01 of this Certificate;

(c) the amounts, dates, and rates at which dividends, if any, shall be payable, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(d) the redemption rights and price or prices, if any, for shares of the series;

(e) the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;

(f) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(g) whether the shares of the series shall be convertible into, or exchangeable, or redeemable for, shares of any other class or series, or any other security, of the Corporation or any other corporation and, if so, the specification of such other class or series or such other security, the conversion or exchange price or rate, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(h) the voting rights, if any, of the holders of shares of the series generally or upon specified events; and

(i) any other rights, powers, and preferences of such shares as are permitted by law.

ARTICLE V

INCORPORATOR

The name and mailing address of the incorporator is as follows:

Deborah Silodor

Amalgamated Financial Corp.

275 Seventh Avenue

New York, New York 10001

ARTICLE VI

BOARD OF DIRECTORS

6.01 General Powers and Number. The business and affairs of the Corporation shall be managed by or under the direction of the Board. The number of directors of the Corporation shall be fixed from time to time pursuant to the Bylaws of the Corporation (the “Bylaws”).

6.02 Written Ballot. The directors of the Corporation need not be elected by written ballot unless the Bylaws so require.

6.03 No Cumulative Voting. There shall be no cumulative voting in the election of directors.

ARTICLE VII

STOCKHOLDER ACTION

7.01 Action by Stockholder Consent in Lieu of a Meeting. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be taken by written consent without a meeting but only if a consent in writing, setting forth the action so taken, shall be signed by the holders of all outstanding shares of the Corporation entitled to vote thereon.

ARTICLE VIII

LIMITATION OF LIABILITY

8.01 Limitation of Director Liability. The liability of a director to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director shall be eliminated or limited to the fullest extent permitted by applicable law. Without limiting the effect of the preceding sentence, if applicable law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of the director shall be eliminated or limited to the fullest extent permitted by applicable law, as so amended. Any disinterested failure to satisfy DGCL Section 365 shall not, for the purposes of Sections 102(b)(7) or 145 of the DGCL, or for the purposes of any use of the term “good faith” in this Certificate or the Bylaws in regard to the indemnification or advancement of expenses of officers, directors, employees and agents, constitute an act or omission not in good faith, or a breach of the duty of loyalty. Any repeal or modification of this Section 8.01 shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

8.02 Repeal or Modification. Any repeal or modification of this Article VIII shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, a director of this Corporation existing at, or arising out of any facts, incidents, acts or omissions occurring prior to, the effective date of such repeal or modification (regardless of when any action, suit or proceeding, whether civil, criminal, administrative or investigative (or part thereof) relating to such facts, incidents, acts or omissions arises or is first threatened, commenced or completed).

ARTICLE IX

AMENDMENT OF CERTIFICATE OF INCORPORATION

Except as otherwise expressly provided in this Certificate, any provision contained in this Certificate may be amended, altered, changed or repealed in accordance with the DGCL. Notwithstanding the foregoing, and except as otherwise expressly provided in this Certificate, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2⁄3%) of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal, or to adopt any provision inconsistent with Article III, VI, VIII, or IX.

ARTICLE X

AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the DGCL, subject to the next sentence, the Board is expressly authorized and empowered to adopt, amend and repeal the Bylaws, except as would be inconsistent with applicable law or the Bylaws. Except as otherwise expressly set forth in the Bylaws, the Bylaws may be amended, altered, changed, or repealed, and new bylaws adopted, by the Board without the consent of the stockholders; provided, however, the stockholders shall also have the power to adopt, amend or repeal the Bylaws by the affirmative vote of the holders of at least a majority of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, except to the extent the Bylaws require approval by a higher percentage.

[Signature Page Follows]

I, Deborah Silodor, being the incorporator, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate of Incorporation, hereby acknowledging, declaring, and certifying that the foregoing Certificate of Incorporation is my act and deed and that the facts herein stated are true, and have accordingly hereunto set my hand this 25th day of August, 2020.

Incorporator

By:	/s/ Deborah Silodor
Name:	Deborah Silodor

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